EXHIBIT 16.1

December 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 23, 2002 of Spectrum Pharmaceuticals, previously NeoTherapeutics, Inc. until changing its name effective December 11, 2002, and are in agreement with the statements contained in the first sentence of the first paragraph and the second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/  Ernst & Young LLP